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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):  May 22, 1997
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                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)



        CALIFORNIA                       1-11476                95-3977501
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(State or other jurisdiction      (Commission File No.)       (IRS Employer
    of incorporation)                                       Identification No.)



         18425 Burbank Boulevard, Suite 508, Tarzana, California 91356
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          (Address of principal executive offices, including zip code)



Registrant's telephone number, including area code:      818-757-1100
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ITEM 2.  ACQUISITION OF DISPOSITION OF ASSETS; AND ITEM 5.  OTHER EVENTS

         On May 22, 1997, the Company consummated a transaction involving two agreements with Franklin Electronic Publishers, Inc. ("Franklin"), a Pennsylvania corporation. The first agreement was a Purchase and Loan Agreement in which the two companies entered into the following transactions:
1) The Company transferred and sold to Franklin for $450,000 in cash its inventory, rights to work in process, manufacturing assets, marketing assets, and software and hardware design assets for the Company's IQ-VOICE(TM) Organizer Models 5150 and 5160 (IQ-VOICE Pocket Organizers); 2) The Company sold to Franklin for $150,000 in cash 2,000,000 shares of the Company's common stock at the time of the transaction; and 3) Franklin loaned the Company cash equal to $1,200,000, in addition to $500,000 previously loaned to the Company, and restructured the payment terms of a new $1,700,000 note over a four year period. The second agreement was a Technology Transfer Agreement in which the two companies entered into the following transactions: 1) The Company granted to Franklin a non-exclusive perpetual license for technology rights evidenced by the Company's patent related to operation of Voice Organizer products as well as other technology and software developed by the Company related to or used in the Model 5150 and 5160 for an advance royalty of $700,000 against an agreed upon per unit royalty; and 2) The Company assigned the rights to its VoiceLogic Technology to Franklin, and Franklin granted back to the Company a non-exclusive perpetual license of the VoiceLogic Technology, including the right to sublicense, for the development, manufacture, sale and distribution of Voice Organizer products with recording times in excess of four minutes and any other electronic products that are not Voice Organizers, subject to the Company remaining obligated to pay royalties to Franklin at the same rates for which the Company was obligated to the inventor of the VoiceLogic Technology prior to its assignment to Franklin.

         Also on or about May 22, 1997, the Company entered into agreements with Flextronics (Malaysia) SDN. BHD. ("Flextronics") and GSS/Array Technology, Inc. ("GSS"), the manufacturers of the Company's products, relating to the resolution of outstanding liabilities and commitments. The Company entered into a Settlement Agreement with Flextronics under which the Company made a cash payment and assigned the proceeds due pursuant to a licensing agreement with Kong Wah Video for a voice operated television remote control device to Flextronics as full and final settlement for all outstanding liabilities and commitments other than approximately $260,000 in inventory which has already been manufactured by Flextronics. The Company has committed to purchase such inventory prior to June 30, 1997. The Company also entered into a Discounted Payment and Adequate Assurance of Performance Agreement with GSS under which the Company made a cash payment and issued 500,000 shares of non-voting, non-cumulative, convertible preferred stock, with a $0.06 per share mandatory dividend payable annually in cash or common stock at the option of the Company on the anniversary date of issuance, as full and final settlement of outstanding liabilities. The preferred stock will have a $1.00 per share liquidation preference and each share will be convertible into four (4) shares of the Company's common stock. Further, at the option of GSS, for a one year period the Company will agree to either appoint a representative of GSS to the Board of Directors of the Company or to allow a representative to attend Board of Directors meetings as a non-voting observer. Also under the Discounted Payment and Adequate Assurance of Performance Agreement, GSS has agreed to continue to manufacture pursuant to the terms of the original Manufacturing Agreement for a period of not less than six months, and the Company has agreed to provide GSS with a standby letter of credit to secure the Company's payments. Lastly, on or about May 22, 1997, the Company entered into agreements with many of its other trade creditors in which the trade creditors agreed to accept discounted lump sum payments in full consideration of current obligations of the Company.

          As a result of the foregoing settlements with Flextronics, GSS and other trade creditors, the Company settled approximately $4.3 million of obligations for cash payments aggregating $1.9 million plus the issuance of the preferred stock and other commitments described above.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                 VOICE POWERED TECHNOLOGY
                                 INTERNATIONAL, INC.


Date: June 2, 1997               By:  /s/ MITCHELL B. RUBIN
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                                          Mitchell B. Rubin
                                          President and Chief Executive Officer





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